Exhibit 11:   Computation of shares used in determining net income per share (1)
- -----------
                             (Dollars in thousands)

                                                       Six months ended June 30,     Three Months Ended June 30,
                                                     -------------------------------------------------------------
                                                         1995           1996            1995             1996
                                                     --------------  ------------   ------------------------------
Net income (loss)                                      $     3,278   $     9,569    $    (1,341)      $     7,524
                                                     ==============  ============   =============    =============

Weighted average shares outstanding                     22,470,326    28,523,796      22,506,051       28,681,350

Shares issuable based on the treasury stock method:
Options                                                    604,086       663,843          51,741          648,456
Warrants                                                       ---        73,539             ---           73,724
                                                     -------------   -----------    -------------    ------------
                                                        23,074,472    29,261,178      22,557,792       29,403,530
                                                     ==============  ============   =============    =============


(1) Fully diluted income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.